Exhibit 23.4
CONSENT OF ROSEN CONSULTING GROUP
     We hereby consent to the use of our name in the Registration Statement to be filed by Callahan Capital Properties, Inc. on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”), the filing of the Rosen Consulting Group Market and Selected Office Market Overviews study prepared for Callahan Capital Properties, Inc. (the “Market Study”) as an exhibit to the Registration Statement and the references to the Market Study and the inclusion of market data collected and/or prepared by our firm wherever appearing in the Registration Statement, including but not limited to the references to our firm on the “Table of Contents” page and under the headings “Forward-Looking Statements,” “Our Business” and “Experts.”
Dated: January 19, 2010

Rosen Consulting Group

By:	/s/ Caroline R. Green

Name:	Caroline R. Green
Title:	Senior Vice President